As filed with the Securities and Exchange Commission on June 20, 2007.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OLYMPIC STEEL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1245650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5096 Richmond Road, Bedford Heights, Ohio	44146
(Address of Principal Executive Offices)	(Zip Code)
Olympic Steel, Inc. 2007 Omnibus Incentive Plan
(Full Title of the Plan)
Michael D. Siegal, Chairman of the
Board and Chief Executive Officer
Olympic Steel, Inc.
5096 Richmond Road
Bedford Heights, Ohio 44146
(Name and Address of Agent For Service)
(216) 292-3800
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Shares, without par value (4)	500,000	$32.37	$16,185,000	$496.88

(1)	Represents maximum number of common shares, without par value (the “Common Shares”), of Olympic Steel, Inc. issuable pursuant to the Olympic Steel, Inc. 2007 Omnibus Incentive Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such additional Common Shares that may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the Nasdaq Global Market on June 18, 2007, which date is within five business days prior to filing.
(4)	One right (each, a “Right”) to purchase Series A Junior Participating Preferred Stock of the Registrant will be issued with each Common Share. The terms of the Rights are described in the Rights Agreement filed as Exhibit 4.1 to the registration statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission February 15, 2000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by Olympic Steel, Inc., an Ohio corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)	The Registrant’s Current Report on Form 8-K filed on April 26, 2007;

(d)	The Registrant’s Current Report on Form 8-K filed on April 30, 2007;

(e)	The Registrant’s Current Report on Form 8-K filed on May 3, 2007;

(f)	The description of the Registrant’s Common Shares contained in the registration statement on Form 8-A filed on January 31, 1994, including any subsequently filed amendments and reports updating such description; and

(g)	The description of the Registrant’s Rights contained in the registration statement on Form 8-A filed on February 15, 2000, including any subsequently filed amendments and reports updating such description.
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Officers and Directors.
     The Registrant is an Ohio corporation. Under Section 1701.13 of the Ohio Revised Code (the “Ohio Revised Code”), Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not authorize the payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order determining that such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles of incorporation, code of regulations or contract, and except with respect to the advancement of expenses of directors.
     Under certain circumstances provided in Article V of the Registrant’s Code of Regulations and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers and directors), the Registrant will indemnify any of its current or former director or officer against losses, damages, or liabilities reasonably incurred by that director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. The Registrant maintains liability insurance for all of its directors and officers. The insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description of Document	Reference

4.1	Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1 (No. 33-73992) filed with the Commission on January 1, 1994

4.2	Amended and Restated Code of Regulations	Filed herewith

4.3	Rights Agreement dated as of January 31, 2000 (including form of Certificate of Adoption of Amendment to Amended Articles of Incorporation as Exhibit A thereto, together with Summary of Rights to Purchase Preferred Stock)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Commission on February 15, 2000

5	Opinion of Jones Day	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Jones Day	Included in Exhibit 5, filed herewith

24	Power of Attorney	Filed herewith
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bedford Heights, state of Ohio, on June 20, 2007.

OLYMPIC STEEL, INC.

By:	/s/ Richard T. Marabito

Richard T. Marabito
Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on June 20, 2007.

*	*
*
Michael D. Siegal Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Thomas M. Forman Director

/s/ Richard T. Marabito	*

Richard T. Marabito Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Howard L. Goldstein Director

*	*

David A. Wolfort President, Chief Operating Officer and Director	James B. Meathe Director

*	*

Ralph M. Della Ratta, Jr. Director	Martin H. Elrad Director
* Richard T. Marabito, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

June 20, 2007	By:	/s/ Richard T. Marabito

Richard T. Marabito

EXHIBIT INDEX

Exhibit Number	Description of Document	Reference

4.1	Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1 (No. 33-73992) filed with the Commission on January 1, 1994

4.2	Amended and Restated Code of Regulations	Filed herewith

4.3	Rights Agreement dated as of January 31, 2000 (including form of Certificate of Adoption of Amendment to Amended Articles of Incorporation as Exhibit A thereto, together with Summary of Rights to Purchase Preferred Stock)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Commission on February 15, 2000

5	Opinion of Jones Day	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Jones Day	Included in Exhibit 5, filed herewith

24	Power of Attorney	Filed herewith